Exhibit 4.2

AFFILIATED MANAGERS GROUP, INC.

Supplemental Indenture

Dated as of February 11, 2014

4.250% Senior Notes due 2024

(Supplement to the Indenture Dated as of February 11, 2014)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

SUPPLEMENTAL INDENTURE, dated as of February 11, 2014, by and between Affiliated Managers Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and U.S. Bank National Association, as Trustee (herein called the “Trustee”);

RECITALS:

WHEREAS, the Company executed and delivered to the Trustee an Indenture, dated as of February 11, 2014 (the “Base Indenture”), providing for the issuance from time to time of the Company’s unsecured notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 10.1(9) of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities without notice to or consent of any Holder of any Securities;

WHEREAS, Section 2.1(b) of the Base Indenture permits the form of Securities of any series to be established in an indenture supplemental to the Base Indenture;

WHEREAS, pursuant to Sections 2.1 and 2.3 of the Base Indenture, the Company desires to provide for the establishment of a new series of Securities under the Base Indenture, the form and substance of such series of Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture, when executed and delivered, a valid agreement of the Company, in accordance with its terms, have been performed and filled;

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Securities established by this Supplemental Indenture by the holders thereof (the “Holders”), it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01.                                                              Relation to Base Indenture. This Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified through this Supplemental Indenture, shall apply to the series of Securities established by this Supplemental Indenture) but, except as expressly provided herein, shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.02.                                                              Definitions. For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.02 have the respective meanings assigned hereto in this Section 1.02 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.02) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Supplemental Indenture:

(a)                                 Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Supplemental Indenture;

(b)                                 The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(c)                                  The terms defined in this Section 1.02(c) have the meanings assigned to them in this Section and include the plural as well as the singular.

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies (or, if only one Rating Agency is rating the Notes at such time, such Rating Agency) on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or one or more of its Subsidiaries;

(2)                                 the adoption of a plan relating to the Company’s liquidation or dissolution; or

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of 35% or more of the Company’s Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for the

Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a subsidiary of such holding company and (2) the holders of a majority of the Voting Stock of such holding company immediately following such transaction are the same as the holders of a majority of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date obtained by the Company, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.

“Fitch” means Fitch, Inc., doing business as Fitch Ratings, or any successor thereto.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Interest Payment Date” has the meaning set forth in Section 2.01(d).

“Interest Period” has the meaning set forth in Section 2.01(d).

“Investment Grade” means a rating of BBB– or better by S&P or Fitch (or the equivalent under any successor rating categories of S&P or Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Maturity Date” has the meaning set forth in 2.01(c).

“Notes” has the meaning set forth in Section 2.01(a).

“Rating Agency” means:

(1)                                 each of S&P and Fitch; and

(2)                                 if either of S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, any “nationally recognized statistical rating organization” within the meaning of Rule

15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (at the Company’s option) as a replacement agency for S&P or Fitch, or both, as the case may be (it being understood that the Company shall not be required to select such a replacement agency for so long as at least one Rating Agency is rating the Notes).

“Redemption Date”, when used with respect to any Note, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, or their respective affiliates that are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person entitled to vote in the election of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

ARTICLE II

General Terms and Conditions of the Notes

Section 2.01.                                                              Terms of Notes. Pursuant to Sections 2.1 and 2.3 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)                                 Designation. The Securities shall be known and designated, as applicable, as the “4.250% Senior Notes due 2024” (the “Notes”) of the Company. The CUSIP number of the Notes is 008252AM0 and the ISIN number of the Notes is US008252AM02.

(b)                                 Form and Denominations. The Notes will be issued only in fully registered form, and the authorized minimum denominations of the Notes shall be $2,000 and integral multiples of $1,000 in excess thereof. The Notes will initially be issued in the form of one or more Global Securities substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for DTC (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee, duly executed by the Company, and, upon receipt of a Company Order, authenticated by the Trustee. In limited circumstances, the Notes may be represented by notes in certificated form. The Notes will be denominated in U.S. Dollars and payments of principal and interest will be made in U.S. Dollars.

(c)                                  Maturity Date. The principal amount of, and all accrued and unpaid interest on, the Notes shall be payable in full on February 15, 2024, or if such day is not a Business Day, the following Business Day (each, the “Maturity Date”).

(d)                                 Interest. The Notes will bear interest at a rate of 4.250% per year from and after the original issue date thereof. Interest on the Notes shall be payable on February 15 and August 15 of each year, beginning August 15, 2014 (each such date, an “Interest Payment Date”). Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance (each, an “Interest Period”). The amount of interest payable for any Interest Period will be computed on the basis of a 360-day year composed of twelve 30-day months. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. If any Interest Payment Date falls on a date that is not a Business Day, the interest payment due on that date will be postponed until the succeeding Business Day and no interest will be paid as a result of any such postponement.

In addition, all interest shall be payable on the Maturity Date, and interest on the Notes subject to redemption shall be payable on the date the principal thereof is payable.

(e)                                  To Whom Interest is Payable. Interest shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date; provided, however, that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable.

(f)                                   Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.

(g)                                  Forms. The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(h)                                 Security Registrar, Paying Agent and Place of Payment. The Company hereby appoints U.S. Bank National Association as Security Registrar and Paying Agent with respect to the Notes. The Notes may be surrendered for registration of transfer and for exchange at the

Corporate Trust Office of the Trustee or at any other office or agency maintained by the Company for such purpose. The place of payment for the Notes shall be the Corporate Trust Office of the Trustee.

Section 2.02.                                                              Change in Control.

(a)                                 If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its right to redeem the Notes in full, the Company will make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event, the Company will deliver, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company may deliver a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. Any notice delivered pursuant to this Section 2.02(a) shall be either mailed to the registered address of each Holder of the Notes or provided by email or facsimile to the Trustee for transmission to the Depository or its nominee or such other notice method in accordance with the Indenture as determined by an Officer’s Certificate. Such notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(b)                                 On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(2)                                 deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being purchased by the Company.

(c)                                  The Paying Agent will promptly deliver to each Holder of Notes properly tendered the purchase price for the Notes, and, upon receipt of a Company Order, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Security of this Series will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(d)                                 The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Notes in the manner, at the time and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 2.03.                                                              Optional Redemption.

(a)                                 The provisions of Article 3 of the Indenture shall apply to the Notes.

(b)                                 At any time prior to the Maturity Date, the Notes will be redeemable, as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the Notes to be redeemed, or provided by email or facsimile to the Trustee for transmission to the Depository or its nominee or such other notice method in accordance with the Indenture as determined by an Officer’s Certificate, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, however, that in the event the Redemption Date for any Security falls on a day that is not a Business Day, then the related payments of principal and interest may be made on the next succeeding date that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Redemption Date for such Security unless the Company defaults in the payment of such interest); and provided, further, that the principal amount of any Security remaining outstanding after a redemption in part shall be an integral multiple of $1,000.

(c)                                  On and after the Redemption Date for any Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of such interest. On or before the Redemption Date for any Notes, the Company will deposit with a Paying Agent, or the Trustee, funds sufficient to pay the Redemption Price of, and accrued and unpaid interest on, the Notes to be redeemed on such date. If less than all of the Notes of any series are to be redeemed, the Notes of such series to be redeemed will be selected by the Trustee by lot or any such other method as the Trustee deems fair and appropriate, subject to the procedures of the Depository.

Section 2.04.                                                              Limitation on Liens.

For the benefit of the Holders of the Notes, a new Section 5.6 shall be added to the Indenture as follows:

“Section 5.6. Limitation on Liens

So long as any Securities are outstanding, the Company shall not create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by any mortgage, pledge, lien, security interest or other encumbrance of any nature (each, a “Lien”) on any present or future voting stock of any of the Company’s Subsidiaries unless the Securities are secured equally and ratably with, or prior to, the Indebtedness secured by such Lien for so long as such other Indebtedness is so secured. If the Securities are so secured, the Company may, at its option, secure any other Indebtedness or obligations equally and ratably with the Securities, as long as such other Indebtedness or obligations are not subordinate to the Securities. This limitation shall not apply to (a) Liens on voting stock of a Subsidiary at the time it becomes a Subsidiary, including any renewals, extensions or refinancings of the Indebtedness secured by such Lien; (b) Liens securing intercompany Indebtedness; and (c) Liens securing other Indebtedness created, assumed, incurred or guaranteed by the Company if the aggregate amount of the Indebtedness so secured does not exceed $250,000,000.”

Section 2.05.                                                              Consolidation, Merger and Sale of Assets.

For the benefit of the Holders of the Notes, Section 6.1 of the Indenture shall be amended and restated to read in its entirety as follows:

“Section 6.1. Company May Consolidate, Etc., Only on Certain Terms.

The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another Person unless (1) if the Company is not the resulting, surviving or transferee corporation, the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Person expressly assumes by supplemental indenture all of the Company’s obligations under the Securities and the Indenture; (2) if, as a result of any such transaction, the Company’s properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Company or the resulting, surviving or transferee Person shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all Indebtedness secured thereby; and (3) immediately after giving effect to such transaction, no Default has occurred and is continuing under the Indenture.”

ARTICLE III

Miscellaneous

Section 3.01.                                                              Relationship to Existing Base Indenture. The Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended through this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Base Indenture, as supplemented and amended through this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.02.                                                              Modification of the Existing Base Indenture. Except as expressly modified through this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 3.03.                                                              Governing Law. This instrument shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 3.04.                                                              Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.05.                                                              Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Notes).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ John Kingston, III
	Name:	John Kingston, III
	Title:	Vice Chairman, General Counsel and Secretary

[Signature page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David W. Doucette
	Name:	David W. Doucette
	Title:	Vice President

[Signature page to Supplemental Indenture]

Annex A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE OF THE DEPOSITORY. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE AND IN PART FOR SECURITIES IN DEFINITIVE FORM, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AFFILIATED MANAGERS GROUP, INC.

4.250% Senior Notes due 2024

No. 1	CUSIP NO. 008252AM0
$400,000,000	ISIN: US008252AM02

Affiliated Managers Group, Inc., a corporation duly incorporated and subsisting under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED MILLION U.S. Dollars (U.S. $400,000,000) on February 15, 2024 and to pay interest thereon from February 11, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on February 15 and August 15 in each year, commencing August 15, 2014, at the rate of 4.250% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than five days prior to such special record date, as more fully provided in the Indenture.

Payment of the principal of and interest on this Note shall be made at the Corporate Trust Office of the Trustee maintained for that purpose, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

AFFILIATED MANAGERS GROUP, INC.

By:
Name: Jay C. Horgen
Title: Chief Financial Officer and Treasurer

[Seal]

Attest:
Name: John Kingston, III
Title: Vice Chairman, General Counsel and Secretary

Date: February 11, 2014

[Signature Page to Global Note]

This is one of the Securities of the series designated therein issued under the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Date: February 11, 2014

[Signature Page to Global Note]

[Form of Reverse of Note]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of February 11, 2014 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), as supplemented through a Supplemental Indenture, dated as of February 11, 2014 (herein called the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $400,000,000. The Company may at any time issue other debt securities under the Indenture.  The Company may at any time issue additional securities under the Indenture in unlimited amounts having the same terms as the Notes (except as otherwise provided in the Indenture) so that such additional securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company will use a separate CUSIP for any such additional Notes that (a) are not part of the same issue as the Notes within the meaning of U.S. Treasury Regulations sections 1.1275-1(f) and 1.1275-2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of the date of the issue of such additional notes. Any such additional securities shall, together with the outstanding Notes, constitute a single series of debt securities under the Indenture.

Optional Redemption of Notes

The Notes of this series are subject to redemption, at the option of the Company, from time to time in whole or in part, at any time prior to the Maturity Date of the Notes, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date obtained by the Company, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, or their respective affiliates that are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Company may not redeem the Notes in part on any date if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded, on or prior to such date.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after any Redemption Date, interest will cease to accrue on the Notes called for redemption, unless the Company defaults in the payment of the Redemption Price. Prior to any Redemption Date, the Company shall deposit with the Paying Agent money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date. If the Company is redeeming less than all of the Notes, the Trustee shall select the Notes to be redeemed by lot or any other such method as the Trustee deems fair and appropriate, subject to the procedures of the Depository.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (defined below) occurs, unless the Company has exercised its right to redeem the Notes in full, the Company shall make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event, the Company will deliver, or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company may deliver, a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1)                                 accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(2)                                 deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased.

The paying agent will promptly deliver to each holder of Notes properly tendered the purchase price for the Notes, and, upon receipt of a Company Order, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies (or, if only one Rating Agency is rating the Notes at such time, such Rating Agency) on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or one or more of its Subsidiaries;

(2)                                 the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of 35% or more of the Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a subsidiary of such holding company and (2) the holders of a majority of the Voting Stock of such holding company immediately following such transaction are the same as the holders of a majority of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch, Inc., doing business as Fitch Ratings, or any successor thereto.

“Investment Grade” means a rating of BBB— or better by S&P or Fitch (or the equivalent under any successor rating categories of S&P or Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Rating Agency” means:

(1)                                 each of S&P and Fitch; and

(2)                                 if either of S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, any “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (at the Company’s option) as a replacement agency for S&P or Fitch, or both, as the case may be (it being understood that the Company shall not be required to select such a replacement agency for so long as at least one Rating Agency is rating the Notes).

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person entitled to vote in the election of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture or the Notes of any series thereunder may be amended or supplemented as provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note may pursue a remedy with respect to the Indenture or this Note only if (i) the Holder gives to the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in principal amount of the outstanding Notes of that series make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity or security; and (v) during such 60-day period the Holders of a majority in principal amount of the outstanding Notes of that series do not give the Trustee a direction inconsistent with the request. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Registrar’s books, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.